Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
Effective as of November 12, 2008 between
AFC Enterprises, Inc. (the “Company”) and
Harold M. Cohen (“Employee”)
     WHEREAS, the Company desires to continue the employment of Employee and to enter into an agreement embodying the terms of such employment; and
     WHEREAS, Employee desires to accept such employment and to enter into such agreement;
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:
     1. Term of Agreement.
     This Agreement shall be effective as of the date hereof and, unless earlier terminated pursuant to Section 8 or Section 9 hereof, shall be for an initial term of one (1) year (the “Term”). The Term of this Agreement and Employee’s employment hereunder will automatically be extended for an additional one-year period following the expiration of each year of employment hereunder (the “Renewal Date”), without further action by Employee or the Company. Such automatic one-year renewal shall continue from year to year unless and until either the Company or Employee gives to the other written notice not less than thirty (30) days prior to the applicable Renewal Date of its decision not to renew for an additional one year.
     For purposes of this Section 1 only, the first “year” of the Term shall be deemed to begin as of the date hereof and end on December 27, 2009, and each one (1) year period thereafter shall coincide with the Company’s fiscal year.
     2. Employment.
     2.01 Position. Beginning on November 12, 2008 (the “Restatement Date”), Employee shall serve as Senior Vice President — Legal Affairs, General Counsel, Chief Administrative Officer and Secretary of the Company and its Popeyes Chicken & Biscuits division, and shall perform such duties consistent with his position as may be assigned to him from time to time by the Chief Executive Officer of the Company (the “CEO”) or the Board of Directors of the Company (the “Board”). Employee shall perform his duties hereunder at the Company’s offices at 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia, subject to such reasonable amount of travel as is necessary to render the services provided hereunder.
     2.02 Time and Efforts. Employee, so long as he is employed hereunder, shall devote his full business time and attention to the services required of him hereunder, except as otherwise agreed and for vacation time and reasonable periods of absence due to sickness or personal
Employee’s Initials:

injury, and shall use his best efforts, judgment and energy to perform, improve and advance the business and interests of the Company in a manner consistent with the duties of his position. Anything herein to the contrary notwithstanding, nothing shall preclude Employee from (i) serving on the boards of directors of trade associations; (ii) engaging in charitable activities and community affairs; or (iii) managing his personal investments and affairs, provided that the activities described in the preceding clauses (i) through (iii) do not interfere with the proper performance of his duties and responsibilities hereunder.
     3. Base Salary.
     Beginning on the Restatement Date, the Company shall pay Employee, in equal installments no less frequently than monthly, a base salary at the rate of no less than Two Hundred Eighty Thousand Dollars ($280,000 U.S.) per annum (the “Base Salary”) during the term hereof. The Employee’s Base Salary shall be reviewed by the Board on an annual basis.
     4. Incentive Pay.
     4.01 Annual Plan. The Board of Directors of the Company, acting in its sole discretion, shall annually, at the beginning of each fiscal year of the Company, approve an annual incentive plan (the “Annual Incentive Plan”) for Employee, which Plan shall contain such terms and provisions as the Board shall determine. The Annual Incentive Plan shall set forth the specific financial and performance goals which must be achieved for Employee to be entitled to receive payment under such Annual Incentive Pay. Any amounts payable to Employee pursuant to the Annual Incentive Plan is hereinafter referred to as “Incentive Pay”.
     4.02 Target Incentive Pay. The target Incentive Pay (“Target Incentive Pay”) for Employee for the 2008 fiscal year of the Company shall be as follows: One Hundred Fifty Four Thousand Dollars (U.S. $154,000); provided, however, that the Target Incentive Pay with respect to any fiscal year is subject to, and may be modified by, the Annual Incentive Plan approved by the Board pursuant to Section 4.01 above and this Section 4.02 shall be read accordingly. After 2008, the Target Incentive Pay for Employee will be set by the Board for each fiscal year and will be included in the Annual Incentive Plan for such year.
     4.03 Payment of Incentive Pay. If Employee is entitled to payment of any Incentive Pay for any fiscal year, an accounting will be furnished and payment will be made to Employee as set forth in the Annual Incentive Plan, but in no event later than two and one-half months following the end of each fiscal year.
     4.04 Termination of Employment. If Employee’s employment hereunder shall terminate other than pursuant to Sections 8.03 or 8.04, Employee shall receive, at the time contemplated by the Annual Incentive Plan, such Incentive Pay, if any, to which he would have been entitled under the terms of the Annual Incentive Plan had Employee remained in the employ of the Company for the entire fiscal year in which such termination occurs. If Employee’s employment hereunder shall terminate pursuant to (a) Section 8.03, the provisions of Section 8.03 shall determine the amount of Incentive Pay payable to Employee; or (b) Section 8.04, no Incentive Pay shall be payable to Employee after such termination.

     5. Equity Compensation.
     As part of the Employee’s compensation, Employee may be granted stock options, restricted stock or other forms of equity compensation in the future based upon Employee’s performance as determined in the sole discretion of the Board.
     6. Employee Benefits.
     6.01 Life Insurance. During the Term and any renewal term of this Agreement Employee shall be entitled to term life insurance coverage paid by the Company with a death benefit in an amount of $1,100,000 (the “Death Benefit”), payable solely from, and to the extent of, the Death Benefit proceeds payable under such life insurance policy.
     6.02 Disability Insurance.
          (a) During the Term, and any renewal term of this Agreement, Employee shall be entitled to disability insurance coverage in an amount not less than his disability coverage on the Restatement Date of this Agreement and the Company shall maintain in full force and effect during the Term a Supplemental Disability Policy which will supplement the benefits payable under any disability benefit provided to Employee by the Company under its basic employee health care benefit program. Subject to Section 6.06 below, with respect to a disability as defined in the Supplemental Disability Policy (a “Policy Disability”) occurring after the Company has obtained the Supplemental Disability Policy, the total monthly disability benefit (the “Disability Benefit”) payable to Employee under all disability policies maintained by the Company, after a maximum elimination period of ninety (90) days, shall be in accordance with the terms and conditions of the Company executive disability program.
          (b) Notwithstanding anything herein to the contrary, if the premiums for the Supplemental Disability Income Policy for Employee shall exceed regular, non-rated premiums, the Company may, but shall have no obligation to, fund such excess. In the event the Company determines not to fund such excess it shall promptly notify Employee and Employee may, at his option, elect to pay the excess. If Employee fails to pay such excess or if for any other reason the Company, after reasonable efforts, is not able to obtain the Supplemental Disability Policy required herein, then Employee shall not be entitled to the Supplemental Disability Policy hereunder except as may otherwise be determined in the discretion of the Company and set forth in writing.
          (c) If the definition of a Policy Disability does not satisfy the requirements for a payment based on a “disability” under § 409A of the Code and the related tax regulations, the payment of his Disability Benefit shall begin when he has a Separation from Service (as defined in Section 8.01) as a result of his being disabled or, if he is a Specified Employee (as defined in Section 8.01), shall begin on his Delayed Payment Date (as defined in Section 8.01), and the payment made on his Delayed Payment Date shall include all the payments which would have been made on and after the date of his Separation from Service but for his status as a Specified Employee.
     6.03 Employee Medical Benefit. The Company, at its expense, shall provide Employee with an annual physical examination to be conducted by a physician or physicians as determined by Employee subject to the reasonable approval of the Company.
     6.04 Other Benefits. Employee shall be provided additional employee benefits, in addition to those identified in Section 6.01 – 6.03, including, without limitation, participation in the Company’s 401(k) plan with immediate full vesting in the Company’s matching contributions beginning with any matching contribution made for fiscal year 2008, health, accident and disability insurance under the Company’s regular and ongoing plans, policies and programs available, from time to time, to senior officers of the Company, in accordance with the provisions of such plans, policies and programs governing eligibility and participation; provided, however, that such benefits may be modified, amended or rescinded by the Board subject to applicable law and the terms of such plans. The Company shall also pay Employee’s initiation fee as well as monthly membership dues at the Ashford Club, Atlanta, Georgia.
     6.05 Vacation. Employee shall be entitled to four (4) weeks paid vacation and three (3) days of paid personal business time each year during the Term hereof and any renewal hereof. Any vacation or personal business days not used in any year shall be subject to forfeiture or accrual pursuant to the Company’s then-current vacation policy.
     6.06 Paramount Provisions.
          (a) Notwithstanding anything in Sections 6.01 and 6.02 above or any other provision of this Agreement to the contrary, if the Company has met all of its obligations under this Agreement (and provided that such obligations are not relieved in accordance with the terms hereof) with respect to obtaining and maintaining in force (i) the life insurance policy described in Section 6.01 hereof on the life of Employee to fund the minimum death benefit or (ii) the Supplemental Disability Policy maintained for Employee pursuant to Section 6.02 hereof to fund such Employee’s Disability Benefit, but all or any portion of the proceeds under any such policy are not actually received by the Employee for any reason whatsoever, including without limitation the insolvency of the insurer or any misrepresentation made by Employee in the application for such insurance, then the right of Employee or his designated beneficiary to receive a Disability Benefit or a death benefit, as the case may be, shall be reduced (but not below zero) by the amount by which the Disability Benefit or death benefit otherwise payable exceeds the insurance proceeds actually received. The Company agrees that any insurance company issuing the life insurance policy described in Section 6.01 shall have at least an “A” rating by the Best Rating Service.
          (b) Anything in Sections 6.01, 6.02, 6.03, and 6.04 to the contrary notwithstanding, the amount of the benefits provided for in Section 6 are subject to adjustment as shall be provided for in the plan or insurance contract, as the case may be, pursuant to which such benefit is being paid and the Employee will be given written notice of any such change. Anything in this Agreement to the contrary notwithstanding, the Board shall have full authority to make all determinations deemed necessary or advisable for the administration of the benefits described in this Section 6. The good faith interpretation and construction by the Board of the terms of this Section 6 or the benefit programs described herein shall be final, conclusive and binding on Employee.
     7. Business Expenses.
     All reasonable and customary business expenses incurred by Employee in the performance of his duties hereunder shall be paid or reimbursed by the Company in accordance with the Company’s policies in effect, from time to time. The amount of reasonable business expenses eligible for reimbursement in any taxable year of Employee shall not affect the amount of reasonable business expenses eligible for reimbursement in any other taxable year of Employee.
     8. Termination of Employment.
     8.01 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          The term “Cause” shall mean (i) Employee commits fraud or is convicted of a crime involving moral turpitude, (ii) Employee, in carrying out his duties hereunder, has been guilty of gross neglect or gross misconduct resulting in harm to the Company or any of its subsidiaries or affiliates, (iii) Employee shall have failed to materially comply with the policies of the Company or shall have refused to follow or comply with the duly promulgated directives of the CEO or the Board, (iv) Employee has breached any of the provisions of Sections 10.02 through and including 10.04 or (v) Employee otherwise materially breaches a material term of this Agreement.
          The term “Code” shall mean the Internal Revenue Code of 1986 as amended.
          The term “Constructive Discharge” shall mean a Separation from Service by the Employee on account of a material diminution of or change in his responsibilities or duties; provided, however, that no Separation from Service by the Employee shall be considered a Constructive Discharge unless, within one hundred eighty (180) days of the initial existence of such diminution or change Employee has first provided written notice to the Company’s Chairman of the Board of the factual circumstances forming the basis for the claim of constructive discharge and of his intent to treat those circumstances as a Constructive Discharge under this Agreement, and has further provided the Company with a period of at least thirty (30) days in which to cure such alleged breach.
          The term “Delayed Payment Date” shall mean the date that is six (6) months and one (1) day after the date of Employee’s Separation from Service.
          The term “Disability” shall mean the good faith determination by the CEO of the Company or the Board that Employee has failed to or has been unable to perform his duties as the result of any physical or mental disability for a period of ninety (90) consecutive days during any one period of Disability.

          The term “Separation from Service” shall mean a “separation from service” with the Company within the meaning of § 409A of the Code and the related income tax regulations.
          The term “Specified Employee” shall mean a “specified employee” within the meaning of § 409A of the Code and the related income tax regulations.
     8.02 Termination upon Death or Disability. If Employee has a Separation from Service due to his death or Disability, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, within fifteen (15) days following Employee’s death or upon his termination in the event of Disability, all amounts then payable to Employee pro rated through the date of termination pursuant to Section 3, and the amount of any accrued but unused vacation under Section 6.05 for the year in which such termination occurs and any reimbursable amounts owed Employee under Section 7. However, if the definition of a Disability does not satisfy the requirements for a payment based on a “disability” under § 409A of the Code and the related tax regulations, any payments due hereunder shall begin when he has a Separation from Service as a result of his being Disabled or, if he is a Specified Employee, shall begin on his Delayed Payment Date, and the payment made on his Delayed Payment Date shall include all the payments which would have been made on and after the date of his Separation from Service but for his status as a Specified Employee. Finally, the Company shall pay to Employee any Incentive Pay payable pursuant to Section 4.03 hereof. Such payment shall be made in a lump sum in cash at Employee’s Separation from Service or, if Employee is a Specified Employee, on Employee’s Delayed Payment Date.
     8.03 Termination by the Company without Cause or Employee’s Resignation for a Constructive Discharge. The Company may terminate Employee’s employment under this Agreement without Cause at any time, upon written notice to Employee. If Employee has a Separation from Service as a result of a termination without Cause (other than a Separation of Service described in Section 8.02) or as a result of his resignation because he has experienced a Constructive Discharge or as a result of the Company’s decision not to renew the Term pursuant to Section 1, the Company shall pay or provide to Employee, in lieu of all other amounts payable hereunder or benefits to be provided hereunder the following: (a) a payment equal to the sum of (x) and (y) where (x) is two (2) times Employee’s Base Salary at the time of termination, and (y) is two (2) times Employee’s Target Incentive Pay for the year in which such termination occurs (or, if no Target Incentive Pay has been designated for such year, then the Target Incentive Pay for the last year in which it was designated prior to such termination); and (b) the acceleration of any unvested rights of Employee under any restricted stock, stock options (other than stock options for which the performance criterion required for exercise has not been previously satisfied) or other equity incentive awards such that they shall immediately vest under the terms of such awards. As a condition precedent to the requirement of Company to make such payment or grant such accelerated vesting, Employee shall not be in breach of his obligations under Section 10 hereof and Employee shall execute and deliver to Company a general release in favor of the Company in substantially the same form as the general release then being used by the Company.

     Any payment required to be made under this Section 8.03 shall be made to Employee in a lump sum in cash on his Separation from Service or, if he is a Specified Employee, on his Delayed Payment Date.
     8.04 Voluntary Termination by Employee or Termination for Cause. Employee may resign his employment hereunder at any time whatsoever, with or without cause, upon thirty (30) days prior written notice to the Company. The Company may terminate Employee’s employment hereunder at any time without notice for Cause. In the event Employee has a Separation from Service as a result of his resignation (other than as a result of a Constructive Discharge) or as a result of a termination by the Company for Cause:
          (a) The Company shall pay to Employee a lump sum in cash on his Separation from Service or, if he is a Specified Employee, on his Delayed Payment Date all amounts then due under Sections 3, 4 (but only to the extent of earned but unpaid Incentive Pay), 6 and 7, prorated, through the date of termination for the year in which he is terminated; and
          (b) The Company shall be under no obligation to make severance payments to Employee or continue any benefits being provided to Employee beyond the date of such termination other than benefits to which Employee may be entitled as a result of Federal or state law.
     If Employee is terminated by the Company for Cause, Employee may within the ten (10) business day period immediately following such termination request in writing that the Chairman of the Board provide a written statement of the facts supporting his termination for Cause, and Employee during the ten (10) business day period immediately following the delivery of such statement may submit a written petition to the Chairman of the Board that his employment be reinstated with full pay retroactive to the date of his termination of employment. Any such petition shall set forth his reason or reasons why there was no Cause for his termination, and he may request that he be granted a meeting with the Board of Directors so he (or Employee and his attorney) can present such reason or reasons in person and answer any questions which any of the members of the Board of Directors want to ask Employee. The Board of Directors will promptly act on his petition, and the decision of the Board of Directors shall be final and binding on the Company and on Employee.
     9. Change of Control, Change in Responsibilities.
     Upon the occurrence of both of the following events:
          (a) The dissolution or liquidation of the Company, or a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the owners of all of the outstanding shares of Stock immediately prior to such reorganization, merger or consolidation own in the aggregate, directly and indirectly, less than 50% of the outstanding shares of Stock of the Company or any other entity into which the Company shall be merged or consolidated immediately following the consummation thereof, or the sale, transfer or other disposition of all or substantially all of the assets or more than 50% of the then outstanding shares of Stock of the Company in a single transaction or series of related transactions (a “Change in Control”); and
          (b) Within one (1) year of such Change in Control there is a termination of employment without Cause or (2) there is a material diminution of or change in Employee’s responsibilities or duties, and Employee elects, in writing, within ninety (90) days following the occurrence of such diminution or change to resign effective thirty (30) days after the Company’s receipt of such notice then, if Employee has a Separation from Service as a result of such termination or resignation, he shall be deemed to have been terminated by the Company other than for Cause and all amounts payable to Employee pursuant to Section 8.03 shall become payable in a lump sum in cash on his Separation from Service or, if he is a Specified Employee, on his Delayed Payment Date.
     A Change in Control of the Company shall not be deemed to occur by reason of any public offering of the Stock of the Company.
     Except as expressly contemplated by this Agreement, or in any other agreement referred to in Section 5 hereof, no merger, reorganization, recapitalization, sale of stock, sale of assets or other change in the capital structure of the Company or in the identity of the legal or beneficial owners of the Company shall affect the rights or obligations of the Company or Employee hereunder.
     10. Confidentiality and Non-Competition.
     10.01 Definitions. For purposes of this Section 10, the following terms shall have the following meanings:
          “Affiliate” means any corporation, limited liability company, partnership or other entity of which the Company owns at least fifty percent (50%) of the outstanding equity and voting rights, directly or indirectly, through any other corporation, limited liability company, partnership or other entity.
          “Businesses” means the businesses engaged in by the Company directly or through its Affiliates immediately prior to termination of employment.
          “Confidential Information” means information which does not rise to the level of a Trade Secret, but is valuable to the Company or any Affiliate and provided in confidence to Employee.
          “Proprietary Information” means, collectively, Trade Secrets and Confidential Information.
          “Restricted Period” means the period commencing as of the date hereof and ending on that date two years (2) year after the termination of Employee’s employment with the Company for any reason, whether voluntary or involuntary.

          “Trade Secrets” means information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
     10.02 Covenant Not-To-Disclose. The Company and Employee recognize that, during the course of Employee’s employment with the Company, the Company has disclosed and will continue to disclose to Employee Proprietary Information concerning the Company and the Affiliates, their products, their franchisees, their services and other matters concerning their Businesses, all of which constitute valuable assets of the Company and the Affiliates. The Company and Employee further acknowledge that the Company has, and will, invest considerable amounts of time, effort and corporate resources in developing such valuable assets and that disclosure by Employee of such assets to the public shall cause irreparable harm, damage and loss to the Company and the Affiliates. Accordingly, Employee acknowledges and agrees that, except as may be required by law:
          (a) that the Proprietary Information is and shall remain the exclusive property of the Company (or the applicable Affiliate);
          (b) to use the Proprietary Information exclusively for the purpose of fulfilling the obligations under this Agreement;
          (c) to return the Proprietary Information, and any copies thereof, in his possession or under his control, to the Company (or the applicable Affiliate) upon request of the Company (or the Affiliate), or expiration or termination of Employee’s employment hereunder for any reason; and
          (d) to hold the Proprietary Information in confidence and not copy, publish or disclose to others or allow any other party to copy, publish or disclose to others in any form, any Proprietary Information without the prior written approval of an authorized representative of the Company.
     The obligations and restrictions set forth in this Section 10.02 shall survive the expiration or termination of this Agreement, for any reason, and shall remain in full force and effect as follows:
          (a) as to Trade Secrets, indefinitely, and
          (b) as to Confidential Information, for a period of two (2) years after the expiration or termination of this Agreement for any reason.
     The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other corporate rights, including those provided under copyright, corporate officer or director fiduciary duties, and trade secret and confidential information laws. The obligations set forth in this Section 10.02 shall not apply or shall terminate with respect to any particular portion of the Proprietary Information which (i)

was in Employee’s possession, free of any obligation of confidence, prior to his receipt from the Company or its Affiliate, (ii) Employee establishes the Proprietary Information is already in the public domain at the time the Company or the Affiliate communicates it to Employee, or becomes available to the public through no breach of this Agreement by Employee, or (iii) Employee establishes that he received the Proprietary Information independently and in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential.
     10.03 Covenant of Non-Disparagement and Cooperation. Employee agrees that he shall not at any time during or following the Term of this Agreement make any remarks disparaging the conduct or character of the Company or the Affiliates or any of the Company’s or the Affiliates’ current or former agents, employees, officers, directors, successors or assigns (collectively the “Related Parties”). In addition, Employee agrees to cooperate with the Related Parties, at no extra cost, in any litigation or administrative proceedings (e.g., EEOC charges) involving any matters with which Employee was involved during Employee’s employment with the Company. The Company shall reimburse Employee for reasonable expenses incurred by Employee in providing such assistance.
     10.04 Covenant Not-To-Induce. Employee covenants and agrees that during the Restricted Period, he will not, directly or indirectly, on his own behalf or in the service or on behalf of others, hire, solicit, take away or attempt to hire, solicit or take away any person who is or was an employee of the Company or any Affiliate during the one (1) year period preceding the termination of Employee’s employment.
     10.05 Remedies. The Company and Employee expressly agree that a violation of any of the covenants contained in subsections 10.02 through and including 10.04 of this Section 10, or any provision thereof, shall cause irreparable injury to the Company and that, accordingly, the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Employee from doing or continuing to do any such act and any other violation or threatened violation of said Sections 10.02 through and including 10.04 hereof.
     10.06 Severability. In the event any provision of this Agreement shall be found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void part were deleted; provided, however, if Sections 10.02 through and including 10.04 of this Section 10 shall be declared invalid, in whole or in part, Employee shall execute, as soon as possible, a supplemental agreement with the Company, granting the Company, to the extent legally possible, the protection afforded by said subsections. It is expressly understood and agreed by the parties hereto that the Company shall not be barred from enforcing the restrictive covenants contained in each of subsections 10.02 through and including 10.04, as each are separate and distinct, so that the invalidity of any one or more of said covenants shall not affect the enforceability and validity of the other covenants.
     10.07 Ownership of Property. Employee agrees and acknowledges that all works of authorship and inventions, including but not limited to products, goods, know-how, Trade Secrets and Confidential Information, and any revisions thereof, in any form and in whatever stage of creation or development, arising out of or resulting from, or in connection with, the services provided by Employee to the Company or any Affiliate under this Agreement are works made for hire and shall be the sole and exclusive property of the Company or such Affiliate. Employee agrees to execute such documents as the Company may reasonably request for the purpose of effectuating the rights of the Company or the Affiliate in any such property.
     10.08 No Defense. The existence of any claim, demand, action or cause of action of the Employee against the Company shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements in this Section 10.
     11. Gross Up Payment. The term “Gross Up Payment” as used in this Agreement shall mean a payment to or on behalf of Employee which shall be sufficient to pay (1) 100% of any excise tax described in this Section 11, (2) 100% of any federal, state and local income tax and social security and other employment tax on the payment made to pay such excise tax as well as any additional taxes on such payment and (3) 100% of any interest or penalties assessed by the Internal Revenue Service on Employee which are related to the timely payment of such excise tax (unless such interest or penalties are attributable to Employee’s willful misconduct or gross negligence with respect to such timely payment). A Gross Up Payment shall be made by the Company in a lump sum at the Company’s option either directly to the United State Treasury or to Employee after either the Company or the Company’s independent accountants determine that any payments and benefits called for under this Agreement together with any other payments and benefits made available to Employee by the Company and any other person will result in Employee being subject to an excise tax under § 4999 of the Code or such an excise tax is assessed against Employee as a result of any such payments and other benefits if Employee takes such action (other than waiving Employee’s right to any payments or benefits in excess of the payments or benefits which Employee has expressly agreed to waive under this Section 11) as the Company reasonably requests under the circumstances to mitigate or challenge such excise tax; provided, however, if the Company or the Company’s independent accountants make the determination described in this Section 11 and, further, determine that Employee will not be subject to any such excise tax if Employee waives Employee’s right to receive a part of such payments or benefits and such part does not exceed $10,000, Employee shall irrevocably waive Employee’s right to receive such part if an independent accountant or lawyer retained by Employee and paid by the Company agrees with the determination made by the Company or the Company’s independent accountants with respect to the effect of such reduction in payments or benefits. Any determinations under this Section 11 shall be made in accordance with § 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law and, if the Company reasonably requests that Employee take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment (other than waiving Employee’s right to any payments or benefits in excess of the payments or benefits which Employee has expressly agreed to waive under this Section 11 and Employee complies with such request, the Company shall provide Employee with such information and such expert advice and assistance from the Company’s independent accountants, lawyers and other advisors as Employee may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

     12. Indemnification.
     12.01 Company Obligations. The Company hereby indemnifies and agrees to hold harmless Employee, to the extent allowed by applicable law, against all liabilities, obligations, claims, demands, actions, causes of action, lawsuits, judgments, expenses and costs, including but not limited to the reasonable costs of investigation and attorney’s fees, incurred by the Employee as a result of any threat, demand, claim action or lawsuits, made, instituted or initiated against the Employee, which arises out of, results from or relates to this Agreement or any action taken by Employee in the course of performance of Employee’s duties hereunder, except for Employee’s own gross negligence or willful misconduct.
     12.02 Notice and Defense of Claim. If any claim suit or other legal proceeding shall be commenced, or any claim or demand be asserted against the Employee and Employee desires indemnification pursuant to this paragraph, the Company shall be notified to such effect with reasonable promptness and shall have the right to assume at its full cost and expense the entire control of any legal proceeding, subject to the right of the Employee to participate at his full cost and expense and with counsel of his choice in the defense, compromise or settlement thereof. The Employee shall cooperate fully in all respects with the Company in any such defense, compromise or settlement, including, without limitation, making available to the Company all pertinent information under the control of the Employee. The Company may compromise or settle any such action, suit, proceeding, claim or demand without Employee’s approval so long as the Company obtains for Employee’s benefit a release of liability with respect to such claim from the claimant and the Company assumes and agrees to pay any amounts due with respect to such settlement. In no event shall the Company be liable for any settlement entered into by the Employee without the Company’s prior written consent.
     12.03 Survival. The provisions of Sections 12.01 and 12.02 shall survive the termination of this Agreement for a period of four (4) years, unless Employee is terminated for Cause, in which event such provisions shall not survive termination of this Agreement.
     12.04 Liability Insurance. The Company shall use commercially reasonable efforts to obtain and maintain directors’ and officers’ liability insurance covering the Employee to the same extent as the Company covers its other officers and directors.
     13. Dispute Resolution.
     13.01 Agreement to Arbitrate. In consideration for his continued employment with the Company, and other consideration, the sufficiency of which is hereby acknowledged, Employee acknowledges and agrees that any controversy or claim arising out of or relating to Employee’s employment, termination of employment, or this Agreement including, but not limited to, controversies and claims that are protected or covered by any federal, state, or local statute, regulation or common law, shall be settled by arbitration pursuant to the Federal Arbitration Act. This includes, but is not limited to, violations or alleged violations of any federal or state statute or common law (including, but not limited to, the laws of the United States or of any state, or the Constitution of the United States or of any state), or of any other law, statute, ordinance, including but not limited to, the Age Discrimination in Employment Act, Title VII of

the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1972, as amended, the Rehabilitation Act of 1973, and any other statute or common law. This provision shall not, however, preclude the Company from seeking equitable relief as provided in Section 10.06 of this Agreement.
     13.02 Procedure. The arbitration shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association: a single arbitrator who is experienced in employment law shall be selected under those Rules, and the arbitration shall be initiated in Atlanta, Georgia, unless the parties agree in writing to a different location or the Arbitrator directs the arbitration to be held at a different location. Except for filing fees, all costs of the arbitrator shall be allocated by the arbitrator. If the arbitrator awards monetary relief to Employee, the arbitrator shall have the discretion to award Employee’s attorney’s fees and costs if the arbitrator deems it appropriate. The award rendered by the arbitrator shall be final and binding on the parties hereto and judgment thereon may be entered in any court having jurisdiction thereof. In addition to that provided for in the Employment Arbitration Rules, the arbitrator has sole discretion to permit discovery consistent with the Federal Rules of Civil Procedure and the judicial interpretation of those rules upon request by any party; provided, however, it is the intent of the parties that the arbitrator limit the time and scope of any such discovery to the greatest extent practicable and provide a decision as rapidly as possible given the circumstances of the claims to be determined. The arbitrator also shall have the power and authority to grant injunctive relief for any violation of Sections 10.02 through and including 10.04 and the arbitrator’s order granting such relief may be entered in any court of competent jurisdiction. The agreement to arbitrate any claim arising out of the employment relationship or termination of employment shall not apply to those claims which cannot be made subject to this provision by statute, regulation or common law. These include, but are not limited to, any claims relating to work related injuries and claims for unemployment benefits under applicable state laws.
     13.03 Rights of Parties. Nothing in this clause shall be construed to prevent the Company from asking a court of competent jurisdiction to enter appropriate equitable relief to enjoin any violation of this Agreement by Employee. The Company shall have the right to seek such relief in connection with or apart from the parties’ rights under this clause to arbitrate all disputes. With respect to disputes arising under this Agreement that are submitted to a court rather than an arbitrator, including actions to compel arbitration or for equitable relief in aid of arbitration, the parties agree that venue and jurisdiction are proper in any state or federal court lying within Atlanta, Georgia and specifically consent to the jurisdiction and venue of such court for the purpose of any proceedings contemplated by this paragraph. By entering into this Agreement the parties have waived any right which may exist for a trial by jury and have expressly agreed to resolve any disputes covered by this Agreement through the arbitration process described herein.
     14. Employee Acknowledgment.
     By signing this Agreement, Employee acknowledges that the Company has advised Employee of his right to consult with an attorney prior to executing this Agreement; that he has the right to retain counsel of his own choosing concerning the agreement to arbitrate or any waiver of rights or claims; that he has read and fully understands the terms of this Agreement and/or has had the right to have it reviewed and approved by counsel of choice, with adequate opportunity and time for such review; and that he is fully aware of its contents and of its legal effect. Accordingly, this Agreement shall not be construed against any party on the grounds that the party drafted this Agreement. Instead, this Agreement shall be interpreted as though drafted equally by all parties.
     15. Amendments.
     This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.
     16. Successors.
     As used in this Agreement, the term the Company shall include any successors to all or substantially all of the business and/or assets of the Company which assumes and agrees to perform this Agreement.
     17. Assignment.
     Neither this Agreement nor any of the rights or obligations of either party hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party, except that the Company may without the consent of Employee assign its rights and delegate its duties hereunder to any successor to the business of the Company. In the event of the assignment by the Company of its rights and the delegation of its duties to a successor to the business of the Company and the assumption of such rights and obligations by such successor, the Company shall, effective upon such assumption, be relieved from any and all obligations whatsoever to Employee hereunder.
     18. Waiver.
     Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.
     19. Severability.
     In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     20. Survival.
     Notwithstanding anything herein to the contrary, the provisions of Sections 6.06, 7, 8.03, 9, 10, 11, 12 and 13 shall survive the termination of this Agreement.

     21. Entire Terms.
     This Agreement contains the entire understanding of the parties with respect to the employment of Employee by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements, arrangements and understandings between the parties, whether oral or written, with respect to the employment of Employee.
     22. Notices.
     Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or if mailed in the manner herein specified, five (5) days after postmark of such mailing when mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Employee:
Harold M. Cohen
5555 Glenridge Connector NE
Suite 300
Atlanta, Georgia 30342
If to the Company to:
AFC Enterprises, Inc.
5555 Glenridge Connector NE
Suite 300
Atlanta, Georgia 30342
Attn: Chief Executive Officer
or to such other address or such other person as Employee or the Company shall designate in writing in accordance with this Section 22 except that notices regarding changes in notices shall be effective only upon receipt.
     23. Headings.
     Headings to Sections in this Agreement are for the convenience of the parties only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
     24. Governing Laws.
     The Agreement shall be governed by the laws of the State of Georgia without reference to the principles of conflict of laws.

     25. Compliance with § 409A of the Code.
     To the extent this Agreement is subject to § 409A of the Code, the Company and Employee intend all payments under this Agreement to comply with the requirements of such section, and this Agreement shall, to the extent reasonably practicable, be operated and administered to effectuate such intent

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and Employee has hereunto set his hand as of the day and year first above written.

COMPANY:

AFC ENTERPRISES, INC.

By:	/s/ John M. Cranor, III John M. Cranor, III
Chairman of the Board

EMPLOYEE:

/s/ Harold M. Cohen

Harold M. Cohen